Exhibit 10.1
NEWELL CAPITAL CORPORATION
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NEWELL BROTHERS INVESTMENT 2 CORP.
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CURATION FOODS, INC.
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WINDSET HOLDINGS 2010 LTD.
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LANDEC CORPORATION

SHARE PURCHASE AGREEMENT

June 1, 2021

SHARE PURCHASE AGREEMENT
THIS AGREEMENT is made as of June 1, 2021

AMONG:
NEWELL CAPITAL CORPORATION, a company duly existing under the laws of the Province of British Columbia, with its registered and records office located at 2900 - 550 Burrard Street, Vancouver, British Columbia V6C 0A3

(“NCC”)
AND:
NEWELL BROTHERS INVESTMENT 2 CORP., a company duly existing under the laws of the Province of British Columbia, with its registered and records office located at 2900 - 550 Burrard Street, Vancouver, British Columbia V6C 0A3

(“NBIC2” and, together with NCC, the “Purchasers” and each a “Purchaser”)
AND:	CURATION FOODS, INC., a company duly existing under the laws of the State of Delaware, having an office located at 2811 Air Park Drive, Santa Maria, CA 93455
(the “Investor”)
AND:	WINDSET HOLDINGS 2010 LTD., a corporation duly existing under the laws of Canada, with its registered and records office located at 2900 – 550 Burrard Street, Vancouver, British Columbia V6C 0A3
(the “Corporation”)
AND:	LANDEC CORPORATION, a company duly existing under the laws of the State of Delaware, having an office located at 2811 Air Park Drive, Santa Maria, CA 93455
(“Landec”)
WHEREAS
A.    Landec is the legal and beneficial owner of all of the issued and outstanding shares in the capital stock of the Investor;
B.    NCC, the Investor and Newell Brothers Investment Corp. (“NBIC”) collectively own, beneficially and of record, all of the issued and outstanding shares in the share capital of the Corporation;
C.    the Investor owns, beneficially and of record, 269 Common Shares, 51,211 Junior Preferred Shares, and 150,000 Senior A Preferred Shares (the “Purchased Shares”); and
D.    the Purchasers wish to purchase, and the Investor wishes to sell, all of the Investor’s registered and beneficial interest in and to the Purchased Shares, all upon the terms and conditions set forth herein,
NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each Party), the Parties agree as follows:

ARTICLE 1
INTERPRETATION
1.1    Definitions
1.1.1    In this Agreement (including the Schedules hereto), the following terms shall have the following meanings, and grammatical variations shall have the respective corresponding meanings:
“Additional Purchase Price” means, with respect to each Triggering Event, the aggregate amount (if such amount is greater than zero), in cash, equal to (a) the Sale Fair Market Value, less (i) $15,000,000.00, less (ii) $5,121,100.00, less (iii) $13,510,900.00 and less (iv) $14,000,000.00; multiplied by (b) the Investor Common Share Pro Rata Percentage; less (c) $24,978,900.00; and less (d) any Additional Purchase Price previously paid to the Investor;
“Affiliate” has the meaning ascribed thereto in the Business Corporations Act (British Columbia), as now in effect;
“Agreement” means this share purchase agreement, as may be amended from time to time in accordance with its terms;
“Business Day” means any day on which commercial deposit-taking banks are generally open for business in the province of British Columbia and the state of California, other than a Saturday, a Sunday or a statutory holiday in the province of British Columbia or the state of California;
“Claims” includes claims, notices, demands, complaints, grievances, proceedings, actions, arbitrations, suits, causes of action, audits, hearings, investigations, assessments or reassessments (including assessments and reassessments for Tax), Orders, directives, charges, prosecutions, fines, settlements and compromises;
“Closing” means the completion of the purchase and sale of the Purchased Shares and the completion of all other transactions contemplated by this Agreement and the Closing Documents which are to occur concurrently with the purchase and sale of the Purchased Shares;
“Closing Date” means the date hereof;
“Closing Document” means any agreement, undertaking, resolution, share certificate, officer’s certificate or other document delivered in relation to the Closing;
“Closing Payment” has the meaning ascribed thereto in Section ;
“Common Shares” means the Common shares in the capital of the Corporation;
“Contract” means any contract, lease or other property agreement, license, indenture, note, bond, agreement, permit, concession, franchise, commitment, purchase order, mortgage, partnership or joint venture agreement, instrument or other legally binding agreement, understanding or other arrangement, whether written or oral;
“Corporation” has the meaning ascribed thereto in Recital ;
“Defending Party” has the meaning ascribed thereto in Section ;

“Direct Claim” means any Claim by an Indemnified Party against an Indemnifier which does not result from a Third Party Claim;
“Encumbrances” means encumbrances, liens, hypothecs, mortgages, pledges, charges, privileges, security interests, title defects, restrictions, options, leases, offers to lease, licenses, conditional sales contracts or other title retention agreements, or other similar interests or instruments of any kind or character whatsoever charging, or creating a security interest in, or against title in, or affecting the Purchased Shares or any interest therein, or any contract to enter into or create any of the foregoing;
“Financial Statements” has the meaning ascribed thereto in Section ;
“GAAP” means, applied on a consistent basis, (a) generally accepted accounting principles in Canada which are set forth and in effect from time to time, as published in the CPA Canada Handbook of the Chartered Professional Accountants of Canada, or if such accounting principles are replaced, (b) any replacement or successor accounting standards in effect from time to time, including without limitation the Accounting Standards for Private Enterprises or the International Financial Reporting Standards issued or adopted by the Canadian Accounting Standards Board;
“Governmental Authority” means any (a) multinational, federal, provincial, state, regional, municipal, local, governmental or public department, ministry, commission, agency, board, authority or bureau, domestic or foreign, (b) any subdivision or agent of any of the foregoing, (c) any quasi-governmental or private body exercising any regulatory, administrative, expropriation or Tax Authority under or for the account of any of the foregoing, including any private body having received a mandate to perform public services, and (d) any judiciary or quasi-judiciary tribunal, court or body;
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, award, decision, sanction or ruling entered by or with any Governmental Authority;
“Indemnified Party” means any Person entitled to indemnification under this Agreement;
“Indemnifier” means any Party obligated to provide indemnification under this Agreement;
“Investor” has the meaning ascribed thereto on the first page;
“Investor Common Share Pro Rata Percentage” means 26.9%;
“Investor Nominee” has the meaning ascribed thereto in Section 3.1(a) of the Shareholders’ Agreement and is currently John Morberg;
“Investor’s Canadian Counsel” means Stikeman Elliott LLP to the attention of the Vancouver office at Suite 1700, 666 Burrard Street, Vancouver, British Columbia V6C 2X8
“Junior Preferred Shares” means the Junior Preferred shares in the capital of the Corporation;
“Landec” has the meaning ascribed thereto on the first page;
“Latest Balance Sheet Date” has the meaning ascribed thereto in Section ;

“Laws” means all laws, statutes, codes, ordinances, decrees, rules, regulations, by-laws, principles of law, common law, published policies and guidelines, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards and terms and conditions of any grant of approval, permission, authority or permit of any Governmental Authority and the term “applicable” with respect to such Laws and in the context that refers to one or more Persons, means that such Laws apply to such Person or Persons or its or their business, undertaking, property or securities and emanate from a Person having or claiming to exercise legal jurisdiction over the Person or Persons or its or their business, undertaking, property or securities;
“Loss” means any and all loss, liability, injury, damage, cost, expense, Tax, charge, fine, penalty, assessment, including the costs and expenses of any Claim, Order, settlement or compromise and all interest, incidental, punitive or exemplary damages, fines and penalties, and reasonable legal fees and expenses incurred in connection therewith;
“Mutual Release” means a mutual release in the form attached hereto as Schedule “A”;
“NBIC” has the meaning ascribed thereto in Recital ;
“NBIC2” has the meaning ascribed thereto on the first page;
“NCC” has the meaning ascribed thereto on the first page;
“Notice Period” has the meaning ascribed thereto in Section ;
“Order” means any final and enforceable order or any judgment, injunction, decree, ruling, stipulation, award or writ of any court, tribunal, arbitrator or other Governmental Authority;
“Parties” means each of the Purchasers, the Corporation, the Investor, and Landec, and “Party” means any one of them;
“Person” includes any individual, trust, trustee, executor, administrator, legal personal representative, estate, firm, partnership, joint venture, joint stock company, association, body corporate, corporation, unincorporated association or organization, Governmental Authority, syndicate or other entity, whether or not having legal status;
“Public Announcements” has the meaning ascribed thereto in Section ;
“Purchase Price” has the meaning ascribed thereto in Section ;
“Purchased Shares” has the meaning ascribed thereto in Recital ;
“Purchasers” has the meaning ascribed thereto on the first page;
“Related Party” means (a) any officer, director, employee, stockholder or Affiliate of the Corporation or its Affiliates; (b) any individual related by blood, marriage or adoption to any such Person in clause (a); or (c) any entity in which any such Person in clause (a) owns any interest;
“Representatives” means, with respect to any Person, its Affiliates and the directors, officers, trustees, employees and other representatives and agents of such Person and its Affiliates;

“Sale Fair Market Value” means (i) the implied fair market value, on an as-converted basis to cash, of the total equity of the Corporation represented by the actual consideration received or to be received by the shareholders of the Corporation and/or the Corporation, as applicable, upon the consummation of transactions contemplated by the Triggering Event, plus (ii) the amount of any “Newell Family Indebtedness” (as such term is defined in the Shareholders’ Agreement) assumed or repaid in connection with the consummation of transactions contemplated by the Triggering Event;
“Senior A Preferred Shares” means the Senior A Preferred shares in the capital of the Corporation;
“Shareholders’ Agreement” means the Second Amended and Restated Shareholders’ Agreement dated as of the 15th day of March, 2017, as amended by Amendment No. 1 to the Second Amended and Restated Shareholders’ Agreement made as of March 13, 2018, and as further amended by Amendment No. 2 to the Second Amended and Restated Shareholders’ Agreement made as of December 21, 2018, to which the parties are NCC, the Investor, John Newell, Steven Newell, NBIC and the Corporation;
“Subsidiaries” means, with respect to any specified Person, any corporation, partnership, limited liability company, or other entity of which more than fifty percent (50%) of the outstanding equity interests or other ownership interests having voting power to elect a majority of the board of directors, managers or trustees of such corporation, partnership, limited liability company, or other entity is at the time directly or indirectly owned by, or the management is otherwise controlled by, such Person (irrespective of whether, at the time, equity interests or other ownership interests of any other class or classes of such corporation, partnership, limited liability company, or other entity have or might have voting power by reason of the happening of any contingency) and, for this purpose, a Person owns more than fifty percent (50%) of the outstanding equity interests or other ownership interests (other than a corporation) if such Person shall be allocated more than fifty percent (50%) of such entity’s gains or Losses or shall be or control any managing director or general partner of such entity;
“Tax” and “Taxes” includes any taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever and wheresoever imposed by any Governmental Authority, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Authority in respect thereof, and including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, local, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping, all license agreements, franchise and registration fees and all employment insurance, health insurance and Canada, British Columbia and other Governmental Authority pension plan premiums or contributions and for greater certainty, all contributions payable under any tax Laws;
“Tax Act” means the Income Tax Act (Canada);
“Tax Authority” means the Canada Revenue Agency and any other national, state, local, provincial, territorial or other Governmental Authority responsible for the administration,

implementation, assessment, determination, enforcement, compliance, collection or other imposition of any Taxes;
“Termination Agreement” means the agreement, in the form mutually agreed upon by the Investor and NCC, terminating the Shareholders’ Agreement, to be entered into by and among NCC, the Investor, John Newell, Steven Newell, the Corporation, and NBIC;
“Third Party Claim” means any Claim asserted against an Indemnified Party or the Corporation, that is paid or payable to, or claimed by, any Person who is not a Party or an Affiliate of a Party; and
“Triggering Event” has the meaning ascribed thereto in Section .
1.2    Articles, Sections and Headings
1.2.1    The division of this Agreement into articles, sections, paragraphs and schedules and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation of this Agreement. The terms “hereof”, “hereunder”, “herein” and similar expressions refer to this Agreement and not to any particular article, section, paragraph, schedule or other portion hereof. References herein to articles, sections, paragraphs or schedules are to articles, sections, paragraphs and schedules of this Agreement unless otherwise expressly stated herein.
1.3    Extended Meanings
1.3.1    In this Agreement, words importing the singular number also include the plural and vice versa and words importing any gender include all genders. Wherever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” and the words following “include”, “includes” or “including” shall not be considered to set forth an exhaustive list.
1.4    Currency
1.4.1    Except as expressly provided herein, all references to “dollars” or “$” contained herein are to United States dollars.
1.5    Calculation of Time
1.5.1    Time is of the essence of this Agreement.
1.5.2    Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends. Where the last day of any such time period is not a Business Day, such time period shall be extended to the next Business Day following the day on which it would otherwise end.
1.5.3    Whenever any action to be taken or payment to be made pursuant to this Agreement would otherwise be required to be made on a day that is not a Business Day, such action shall be taken or such payment shall be made on the first Business Day following such day.

1.5.4    All references to times of the day are to Pacific time.
ARTICLE 2
PURCHASE AND SALE
2.1    Purchase and Sale of the Purchased Shares
2.1.1    Upon the terms and conditions set forth herein, the Investor hereby sells to the Purchasers, and the Purchasers hereby purchase from the Investor, the Purchased Shares for the Purchase Price, as follows:
(a)    269 Common Shares to be acquired by NCC;
(b)    51,211 Junior Preferred Shares to be acquired by NCC; and
(c)    150,000 Senior A Preferred Shares to be acquired by NBIC2.
2.2    Purchase Price
2.2.1    The aggregate purchase price for the Purchased Shares shall be equal to $45,100,000.00 (the “Purchase Price”), which shall be allocated towards the Purchased Shares, as follows:
(a)    $24,978,900.00 for the Common Shares;
(b)    $5,121,100.00 for the Junior Preferred Shares; and
(c)    $15,000,000.00 for the Senior A Preferred Shares.
2.3    Closing
2.3.1    The Purchasers shall pay or cause to be paid at the Closing, without reduction for any withholding Tax, the Purchase Price (the “Closing Payment”), by wire transfer of immediately available funds to the account or accounts designated by Investor, and the Purchased Shares will be delivered from Investor to the Purchasers against delivery of the Closing Payment.
2.4    Additional Purchase Price
2.4.1    If, on or prior to September 30, 2022, any of the Purchasers, the Corporation (or any successor entities thereto), or any of their respective Affiliates enter into or approve a Contract providing for, or consummate:
(a)     a merger, business combination, tender or exchange offer, sale, or other transaction or series of transactions that, if consummated, would result in the Purchasers ceasing to beneficially own (as such term is defined under the Securities and Exchange Act of 1934, as amended) 95% or more of the outstanding voting power of or economic interest in the Corporation;
(b)     a sale, lease, exchange or issuance of equity securities of the Corporation to any third party (whether individually or in a series of related transactions) representing, in the aggregate, 5% or more of the outstanding voting power of or economic interest in the Corporation; or

(c) a sale, lease or exchange of 26.9% or more of the assets of the Corporation, in each case of (a), (b), or (c), in which the Sale Fair Market Value, if such transaction(s) were consummated, would exceed $200,000,000.00 (collectively, a “Triggering Event”), then the Purchasers shall, within two Business Days of the consummation of the first transaction contemplated by such Triggering Event, pay to Investor, without reduction for any withholding Tax, by wire transfer of immediately available funds to the account or accounts designated by Investor, the Additional Purchase Price, in any, payable in connection with such Triggering Event. Any Additional Purchase Price paid shall be treated by the Parties as an adjustment to the Purchase Price, including for all Tax purposes.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES
3.1    Representations and Warranties in respect of the Investor
3.1.1    As of the Closing Date, the Investor represents and warrants to and in favour of each of the Purchasers as follows, and acknowledges that the Purchasers are relying upon such representations and warranties in entering into this Agreement and purchasing the Purchased Shares:
(a)    Organization. The Investor is a corporation that has been duly constituted, is validly existing and is in good standing under the Laws of Delaware. The Investor has full corporate or legal power and authority to enter into this Agreement and consummate the transactions contemplated herein. No resolution has been adopted providing for the dissolution or winding up of the Investor. There has been no formal request for the annulment or the dissolution of the Investor or for the appointment of a receiver or trustee or any similar Person or entity to manage any of the Investor’s affairs, nor has any petition been filed with any competent authority requesting the initiation of any restructuring or liquidation procedures with respect to the Investor. The Investor has not been declared unable to meet its debts as they fall due, and there is no valid basis currently existing upon which it could be reasonably expected that a third party could require the dissolution or winding up of the Investor.
(b)    Capacity and No Violation. The Investor has the requisite capacity and corporate authority to enter into this Agreement and each Closing Document to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery, by the Investor, of this Agreement and of each of the Closing Documents to which it is a party and the performance by the Investor of its obligations hereunder and thereunder and the completion of the transactions contemplated herein and in the Closing Documents have been duly authorized by the board of directors of the Investor and, if required, the shareholders of the Investor. This Agreement and each of the Closing Documents to which the Investor is a party have been duly executed by the Investor and constitute legal, valid and binding obligations of the Investor, enforceable against it in accordance with their terms, subject to bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally. The approval of this Agreement and each of the Closing Documents to which the Investor is a party, the execution by the Investor of this Agreement and of each of the Closing Documents to which the Investor is a party and the performance by it of its obligations hereunder and thereunder and the completion of the transactions contemplated herein and in the Closing Documents will not result in (a) a violation of, default under or breach of, require any consent to be obtained under or give rise to any rights of a third party the exercise of which would result in any breach or default under any provision of: (i) the articles and the by-laws (or applicable constating documents) and any resolution of the directors or shareholders of the Investor; (ii) any written or verbal contract, agreement, understanding, undertaking or commitment to which the Investor is party or by which the Investor is bound; or (iii) any applicable Laws; or (b) result in the creation or imposition of any Encumbrance affecting the Purchased Shares.
(c)    Approvals and Consents. Except as disclosed in Schedule 3.1.1.(c) , no consent, approval, notice, order, ruling, authorization, registration, declaration, filing, submission of information, waiver, sanction, license, exemption or permit is necessary or otherwise required to be obtained by the Investor from any Governmental Authority or Person or pursuant to any applicable Law in connection with the execution and delivery of this Agreement or any Closing Document to which the Investor is a party or the consummation by the Investor of the transactions contemplated hereby or thereby.
(d)    Title to Purchased Shares. Immediately prior to the Closing, the Investor shall be the absolute beneficial owner of, and has good title to, all of the Purchased Shares, free and clear of all Encumbrances, other than restrictions on transfer arising under applicable securities Laws or contained in the Shareholders' Agreement (prior to termination thereto) or the other organizing documents of the Corporation. On completion of the transactions contemplated herein, the Investor will have no ownership interest in the Corporation, whether direct or indirect, actual or contingent, and the Purchasers shall have good title to the Purchased Shares, free and clear of all Encumbrances, (i) other than restrictions on transfer arising under applicable securities Laws, or contained in the Shareholders’ Agreement (prior to termination thereto) or the other organizing documents of the Corporation, or (ii) Encumbrances granted by the Purchasers. Except for the Shareholders’ Agreement (prior to termination thereto), as of the Closing Date there are no voting trusts or agreements, pooling agreements, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Purchased Shares to which the Investor is a Party.
(e)    Material Facts Disclosed. No representation or warranty in this Agreement contains any untrue statement of a material fact and the representations and warranties contained in this Agreement do not omit to state any material fact necessary to make any of the representations or warranties contained herein not misleading to a prospective purchaser of the Purchased Shares seeking full information as to the Purchased Shares.
(f)    Advisory Fees. There is no broker, finder or other intermediary or advisor (other than the Investor’s or Landec’s legal advisory fees) that has been retained by or is authorized to act on behalf of the Investor who might be entitled to any fee, commission or reimbursement from the Corporation or the Purchasers as a result of the transactions contemplated by this Agreement.

3.2    Representations and Warranties of the Purchasers and the Corporation
3.2.1    As of the Closing Date, each of the Purchasers and the Corporation represents and warrants to and in favour of the Investor as follows, and acknowledges that the Investor is relying upon such representations and warranties in entering into this Agreement:
(a)    Organization. Each Purchaser has been duly constituted, is validly existing and is in good standing under the Laws of British Columbia. The Corporation has been duly constituted, is validly existing and is in good standing under the Laws of Canada. No resolution has been adopted providing for the dissolution or winding up of either Purchaser or the Corporation. There has been no formal request for the annulment or the dissolution of either Purchaser or the Corporation or for the appointment of a receiver or trustee or any similar Person or entity to manage any of either Purchaser’s or the Corporation’s affairs, nor has any petition been filed with any competent authority requesting the initiation of any restructuring or liquidation procedures with respect to either Purchaser or the Corporation. None of the Purchasers or the Corporation has been declared unable to meet its debts as they fall due, and there is no valid basis currently existing upon which it could be reasonably expected that a third party could require the dissolution or winding up of either Purchaser or the Corporation.
(b)    Capacity and No Violation. Each Purchaser and the Corporation has the requisite capacity and authority to enter into this Agreement and each Closing Document to which it is a party and to perform each of its obligations hereunder and thereunder. The execution and delivery by each Purchaser and the Corporation of this Agreement and of each of the Closing Documents to which it is a party and the performance by each Purchaser and the Corporation of its obligations hereunder and thereunder and the completion of the transactions contemplated herein and in the Closing Documents have been duly authorized by the board of directors of each Purchaser and the Corporation, as applicable. This Agreement and each of the Closing Documents to which each Purchaser or the Corporation is a party have been duly executed and delivered by each Purchaser and the Corporation, as applicable, and constitute legal, valid and binding obligations of each Purchaser and the Corporation, as applicable, enforceable against it in accordance with their terms, subject to bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally. The approval of this Agreement and each of the Closing Documents to which each Purchaser or the Corporation is a party, the execution and delivery by each Purchaser and the Corporation of this Agreement and of each of the Closing Documents to which each Purchaser or the Corporation is a party and the performance by each Purchaser or the Corporation of its obligations hereunder and thereunder and the completion of the transactions contemplated herein and in the Closing Documents, will not result in a violation of, default under or breach of, require any consent to be obtained under or give rise to rights of a third party the exercise of which would result in any breach or default under any provision of: (i) the articles and any resolution of the directors or shareholders of either Purchaser or the Corporation; (ii) any written or verbal contract, agreement, understanding, undertaking or commitment to which either Purchaser or the Corporation is party or by which it is bound; or (iii) any applicable Laws.
(c)    Approvals and Consents. No consent, approval, notice, order, ruling, authorization, registration, declaration, filing, submission of information, waiver, sanction, license,

exemption or permit is necessary or otherwise required to be obtained by either Purchaser from any Governmental Authority or Person or pursuant to any applicable Law in connection with the execution and delivery of this Agreement or any Closing Document to which either Purchaser is a party or the consummation by either Purchaser of the transactions contemplated hereby or thereby, except as shall have been obtained prior to Closing.
(d)    Financial Statements; Projections.
(i)    The Corporation has provided Investor with true and complete copies of the following financial statements (collectively, the “Financial Statements”): (a) the audited consolidated balance sheet of the Corporation as of December 31, 2020 (including the notes thereto, if any), and the related audited consolidated statements of income, members’ equity and cash flows for the fiscal year then ended; and (b) the unaudited consolidated balance sheet of the Corporation as of March 27, 2021 (the “Latest Balance Sheet Date”) (including the notes thereto, if any, but excluding any subsequent notes thereto related to the completion of the transactions contemplated in this Agreement), and the related unaudited consolidated statements of income, members’ equity and cash flows for the fiscal quarter then ended. The Financial Statements (including the notes thereto, if any) (w) were prepared from, and are consistent with, the books and records of the Corporation, (x) were prepared in accordance with GAAP consistently applied throughout the periods covered thereby, and (y) fairly present the consolidated financial condition, cash flows and results of operations of the Corporation as at the dates thereof and for the periods therein referred to.
(ii)    The financial books and records of the Corporation fairly and accurately reflect (i) the assets, liabilities, revenues and expenses and the financial position of the Corporation, and (ii) all transactions of the Purchasers and their Affiliates with respect to the Corporation.
(iii)    Except to the extent reflected in the Financial Statements as a transaction involving a Related Party, no Related Party of the Corporation (a) is a party to any Contract with the Corporation or its Subsidiaries; (b) has any direct or indirect financial interest in, or is an officer, director, manager, employee or consultant of, any competitor, supplier, licensor, distributor, lessor, independent contractor or customer of the Corporation (it being agreed, however, that the passive ownership of securities listed on any national securities exchange representing no more than five percent (5%) of the outstanding voting power of any Person shall not be deemed to be a “financial interest” in any such Person); (c) has any interest in any property, asset or right used by the Corporation or its Subsidiaries; (d) has outstanding any indebtedness owed to the Corporation or any of its Subsidiaries; or (e) has received any funds from the Corporation or any of its Subsidiaries since the Latest Balance Sheet Date, or is the obligee or beneficiary of any liability of the Corporation or any of its Subsidiaries, in each case, except for Contracts between or among the Corporation and its Subsidiaries or between or among any of the Corporation’s Subsidiaries.

(iv)    The Corporation has provided Investor with true and complete copies of the annual budget of the Corporation for the year ending December 31, 2021 (the “Budgets”). The Budgets fairly and accurately reflect good-faith estimates of management of the Corporation of the anticipated assets, liabilities, revenues and expenses and financial position of the Corporation for the respective periods presented in each of the Budgets as of the date of this Agreement.
(e)    Valuation Materials. The Corporation has provided Investor with true and complete copies of all internal or external appraisals or valuations of any of the Corporation, its Subsidiaries or their respective financial position or future prospects, or its material assets or properties, including any presentations given to lenders, potential lenders or rating agencies, prepared within two (2) years from the date hereof.
3.3    Investigation
3.3.1    No investigations, inspections, reviews, surveys or tests made by or on behalf of any Party at any time shall affect, mitigate, waive, diminish the scope of or otherwise affect any representation or warranty made by any other Party in or pursuant to this Agreement.
3.4    Survival of Representations and Warranties
3.4.1    The representations and warranties of the Investor and the Purchasers hereunder shall survive the Closing and the payment of the Purchase Price and, notwithstanding the Closing and the payment of the Purchase Price, the representations, warranties, covenants and agreements of the Investor and the Purchasers shall (except where otherwise specifically provided in this Agreement) survive the Closing and shall continue in full force and effect without time limit from the Closing Date for all matters.
ARTICLE 4
COVENANTS
4.1    Closing Documents Delivered by the Purchasers
4.1.1    At or prior to the Closing, the Purchasers shall have delivered or caused to be delivered the following documents to the Investor:
(a)    the Closing Payment, by wire transfer as per the written instruction of Investor to the Purchasers;
(b)    the Termination Agreement, dated as of the Closing Date and duly executed by NCC, John Newell, Steven Newell, the Corporation, and NBIC;
(c)    a certificate of good standing (or equivalent document) for each Purchaser from the appropriate Governmental Authority within five (5) Business Days prior to the Closing Date;
(d)    the Mutual Release, dated as of the Closing Date and duly executed by the Corporation;
(e)    certificates of duly authorized officers of each of the Purchasers and the Corporation certifying (i) the constating documents of each of the Purchasers and the Corporation,

respectively; (ii) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of each of the Purchasers and the Corporation, respectively, authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby; (iii) the names and signatures of the officers of each of the Purchasers and the Corporation, respectively, authorized to sign this Agreement and the other documents to be delivered hereunder; and
(f)    such other documents and instruments as the Investor or Investor’s counsel shall reasonably request to consummate the transactions contemplated hereby.
4.2    Closing Documents Delivered by the Investor
4.2.1    At or prior to the Closing, the Investor shall have delivered or caused to be delivered the following documents to the Purchasers:
(a)    the original share certificates evidencing the Purchased Shares, duly endorsed in blank or accompanied by a duly executed stock power of attorney for transfer of the Purchased Shares to the Purchasers, respectively, which original share certificates shall be delivered to the Investor’s Canadian Counsel no later than May 28, 2021 on an undertaking that such original share certificates be irrevocably released to the Purchasers or the Purchasers’ counsel upon confirmation of receipt of the Purchase Price by Investor;
(b)    the Termination Agreement, dated as of the Closing Date and duly executed by the Investor;
(c)    a certificate of good standing (or equivalent document) for the Investor from the appropriate Governmental Authority dated within five (5) Business Days prior to the Closing Date;
(d)    the Mutual Release, dated as of the Closing Date and duly executed by the Investor;
(e)    the resignation of the Investor Nominee as a director of the Corporation effective as of the Closing Date;
(f)    certificates of duly authorized officers of each of the Investor and Landec, respectively, certifying (i) the constating documents for the Investor and Landec, respectively; (ii) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of the Investor and Landec, respectively, authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby; and (iii) the names and signatures of the officers of the Investor and Landec, respectively, who are authorized to sign this Agreement and the other documents to be delivered hereunder; and
(g)    such other documents and instruments as the Purchasers shall reasonably request to consummate the transactions contemplated hereby.

ARTICLE 5
INDEMNIFICATION
5.1    Indemnification by the Investor and Landec
5.1.1    The Investor shall indemnify, defend and save harmless the Purchasers and each of the Purchasers’ Representatives from and against any and all Loss suffered or incurred by them or the Corporation, as a result of, or arising in connection with or related in any manner whatsoever to:
(a)    subject to Section , any inaccuracy, misrepresentation or breach of any representation or warranty made or given in respect of the Investor in Sections of this Agreement; or
(b)    any failure by the Investor to observe or perform any covenant or obligation contained in this Agreement or any Closing Document.
5.1.2    The Investor and Landec shall jointly and severally indemnify, defend and save harmless the Purchasers and each of the Purchasers’ Representatives from and against any and all Loss suffered or incurred by them as a result of any Claim by any Tax Authority against them for Taxes of the Investor (including withholding Taxes) arising pursuant to this Agreement, including any penalties or interest thereon.
5.2     Indemnification by the Purchasers and the Corporation
5.2.1    The Purchasers and the Corporation shall jointly and severally indemnify, defend and save harmless the Investor from and against any and all Loss suffered or incurred by the Investor, as a result of, or arising in connection with or related in any manner whatsoever to:
(a)    subject to Section , any inaccuracy, misrepresentation or breach of any representation or warranty made or given by the Purchasers in Section of this Agreement; or
(b)    any failure by the Purchasers to observe or perform any covenant or obligation contained in this Agreement (including the payment of any Additional Purchase Price required to be paid in accordance with the terms of this Agreement) or in any Closing Document.
5.3    Direct Claims
5.3.1    Any Direct Claim shall be asserted by giving the Indemnifier reasonably prompt written notice thereof after the Indemnified Party becomes aware of acts, omissions or facts that may give rise to such Direct Claim. Such notice to the Indemnifier shall describe the Direct Claim in reasonable detail and shall indicate, if reasonably practicable, the estimated amount of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifier shall then have a period of 30 days within which to respond in writing to such Direct Claim. If the Indemnifier does not so respond within such 30-day period, the Indemnifier shall be deemed to have rejected such Claim, and in such event the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party. If the Indemnifier agrees prior to the expiration of the 30 day period as to the validity of the Direct Claim after the Indemnifier has provided a written response, the Indemnifier shall pay to the Indemnified Party the amount of such Direct Claim forthwith upon such amount being quantified. If the Parties fail to agree as to the validity of the Direct Claim or its amount, any Party may exercise all remedies as may be available to such Party.

5.4    Notice of Third Party Claims
5.4.1    If an Indemnified Party receives notice of the commencement or assertion of any Third Party Claim, the Indemnified Party shall give the Indemnifier reasonably prompt notice thereof, but in any event no later than 30 days after receipt of such notice of such Third Party Claim. Such notice to the Indemnifier shall describe the Third Party Claim in reasonable detail and shall indicate, if reasonably practicable, the estimated amount of the Loss that has been or may be sustained by the Indemnified Party.
5.5    Defence of Third Party Claims
5.5.1    Subject to Sections and 5.5.3, the Indemnifier may participate in or assume the defence of any Third Party Claim by giving notice to that effect to the Indemnified Party not later than 30 days after receiving notice of that Third Party Claim (the “Notice Period”) provided the Indemnifier concurrently (a) furnishes evidence to the Indemnified Party, and to its satisfactory, of its financial ability to indemnify the Indemnified Party and (b) irrevocably acknowledges in writing complete responsibility for, and agrees to indemnify the Indemnified Party in respect of, such Third Party Claim. The Indemnifier’s right to do so shall be subject to the rights of any insurer or other party who has potential liability in respect of that Third Party Claim. The Indemnifier agrees to pay all of its own expenses of participating in or assuming such defence. The Indemnified Party shall cooperate in good faith in the defence of each Third Party Claim, even if the defence has been assumed by the Indemnifier, and may participate in such defence assisted by counsel of its own choice at the cost and expense of the Indemnifier, provided that the Indemnifier and its legal counsel shall lead the defence. The Indemnifier shall not enter into any compromise or settlement of any Third Party Claim without obtaining the prior written consent of the Indemnified Party, such consent not to unreasonably withheld, conditioned or delayed.
5.5.2    If the Indemnified Party has not received the notice, satisfactory evidence of financial ability and the acknowledgement pursuant to Section 5.5.1, within the Notice Period that the Indemnifier has elected to assume the defence of such Third Party Claim, the Indemnified Party may, at its option, elect to settle or compromise the Third Party Claim or assume such defence, assisted by counsel of its own choosing and the Indemnifier shall be liable for all reasonable costs and expenses paid or incurred in connection therewith and any Loss suffered or incurred by the Indemnified Party with respect to such Third Party Claim. In addition, if at any time, the Indemnifier fails to take reasonable steps necessary to defend diligently a Third Party Claim, the Indemnified Party may, within 30 days after giving notice that the Indemnified Party bona fide believes on reasonable grounds that the Indemnifier has failed to take such steps, at its option, elect to assume the defence of and to compromise or settle the Third Party Claim assisted by counsel of its own choosing and the Indemnifier shall be liable for all reasonable costs and expenses paid or incurred in connection therewith.
5.5.3    Notwithstanding anything else contained in this Agreement, the Indemnifier may not participate in or assume the defence of a Third Party Claim if such Third Party Claim seeks relief against the Indemnified Party other than monetary damages.
5.6    Assistance for Third Party Claims
5.6.1    The Indemnifier and the Indemnified Party shall use commercially reasonable efforts to make available to the Party which is undertaking and controlling the defence of any Third Party Claim

(the “Defending Party”) (a) those employees whose assistance, testimony or presence is necessary to assist the Defending Party in evaluating or in defending any Third Party Claim; and (b) all documents, records and other materials in the possession of such Party reasonably required by the Defending Party for its use in defending any Third Party Claim. Each of them shall otherwise cooperate with the Defending Party.
5.6.2    The Indemnifier shall be responsible for all expenses associated with making such documents, records and materials available and for the salary and reasonable expenses of any employees made available by the Indemnified Party to the Indemnifier hereunder.
5.7    Failure to Give Timely Notice
5.7.1    A failure to give timely notice as provided in this shall not affect the rights or obligations of any Party except and only to the extent that, as a result of such failure, any Party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or otherwise sustained a Loss as a result of such failure.
5.8    Payment and Interest
5.8.1    All Losses shall bear interest at a rate of 15% per annum, calculated and payable monthly, both before and after judgment, from the date on which notice of Claim was given to the Indemnifier, to the date of payment by the Indemnifier to the Indemnified Party.
5.9    Purchase Price Adjustment
5.9.1    Any indemnification payment made under this shall be treated by the Parties as an adjustment to the Purchase Price, including for all Tax purposes.
5.10    Limitation of Liability
5.10.1    In no event shall any Indemnifier be liable to any Indemnified Party for any punitive, exemplary, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.
ARTICLE 6
SHAREHOLDERS’ AGREEMENT PROVISIONS
6.1    Waiver
6.1.1    The Parties hereby waive any and all required consents, approvals, notices, and prior authorizations required pursuant to the Shareholders’ Agreement or the organizational documents of the Corporation with respect to the consummation of the transactions contemplated herein.

ARTICLE 7
GENERAL
7.1    Further Assurances
7.1.1    Each of the Parties hereto shall from time to time execute and deliver all such further documents and instruments and do all acts and things as another Party or their respective counsel may, either before or after the Closing Date, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.
7.2    Cost and Expenses
7.2.1    Each Party shall bear its own costs and expenses, including legal and accounting fees, incurred in connection with the consummation of the transactions provided herein, including the preparation, execution and delivery of this Agreement and the Closing Documents, and any other costs and expenses whatsoever and howsoever incurred in connection herewith and/or therewith.
7.3    Successors, Assigns and Assignments
7.3.1    This Agreement will enure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties. This Agreement may not be assigned by any Party without the prior written consent of the other Parties; provided, however, that the Investor may assign all of its rights, obligations and interests pursuant to this Agreement to Landec and Landec may assume all such rights, obligations and interests without the prior written consent of the other Parties.
7.4    Entire Agreement
7.4.1    This Agreement constitutes the entire agreement between the Parties with respect to the subject matters hereof and cancels and supersedes any prior understandings and agreements between the Parties with respect thereto.
7.5    Amendments and Waivers
7.5.1    No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by all Parties. No waiver of any breach of any provision of this Agreement shall be effective or binding unless made in writing and signed by the Party purporting to give the same and, unless otherwise provided, will be limited to the specific breach waived.
7.6    Severability
7.6.1    If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct.
7.7    Notices
7.7.1    Any demand, notice or other communication to be given under this Agreement shall be in writing and addressed and sent as follows, or to such other address as any of the Parties may designate by giving notice to the others in accordance with this Section :

(a)    If to NCC, addressed and sent to:
Newell Capital Corporation
c/o 3660 – 41B Street,
Delta, British Columbia V4K 3N2
Attention: Steven Newell
Email: steve@windset.com
and with a copy (which shall not constitute notice) to:
Harper Grey LLP
3200 – 650 West Georgia Street,
Vancouver, British Columbia V6B 4P7
Attention: Prentice Durbin
Email: pdurbin@harpergrey.comF
(b)    If to NBIC2, addressed and sent to:
Newell Brothers Investment 2 Corp.
c/o 3660 – 41B Street,
Delta, British Columbia V4K 3N2
Attention: Steven Newell
Email: steve@windset.com
and with a copy (which shall not constitute notice) to:
Harper Grey LLP
3200 – 650 West Georgia Street,
Vancouver, British Columbia V6B 4P7
Attention: Prentice Durbin
Email: pdurbin@harpergrey.com
(c)    If to the Corporation, addressed and sent to:
Windset Holdings 2010 Ltd.
c/o 3660 – 41B Street,
Delta, British Columbia V4K 3N2
Attention: Steven Newell
Email: steve@windset.com

and with a copy (which shall not constitute notice) to:
Fasken Martineau DuMoulin LLP
2900 – 550 Burrard Street,
Vancouver, British Columbia V6C 0A3
Attention: Andrew Jackson
Email: ajackson@fasken.com
(d)    If to the Investor, addressed and sent to:
Curation Foods, Inc.
2811 Airpark Drive
Santa Maria, CA 93455

Attention: Chief Financial Officer
Email: jmorberg@landec.com
And with a copy (which shall not constitute notice) to:
Latham & Watkins
650 Town Center Drive, 20th Floor
Costa Mesa, California 92626-1925
Attention: Cary K. Hyden
Email: cary.hyden@lw.com
(e)    If to Landec, addressed and sent to:
Landec Corporation
2811 Airpark Drive
Santa Maria, CA 93455

Attention: Chief Financial Officer
Email: jmorberg@landec.com
And with a copy (which shall not constitute notice) to:
Latham & Watkins
650 Town Center Drive, 20th Floor
Costa Mesa, California 92626-1925
Attention: Cary K. Hyden
Email: cary.hyden@lw.com
7.7.2    Any demand, notice or other communication shall be personally delivered to the addressee or sent by fax or e-mail to the addressee. A demand, notice or other communication that is personally delivered shall, if delivered before 5:00 p.m. (local time at the place of delivery) on a Business Day, be deemed to be given and received on that day and, in any other case, be deemed to be given and received on the first Business Day following the day on which it is delivered. A notice that is sent by fax or e-mail shall, if sent before 5:00 p.m. (local time at the place of delivery) on a Business Day, be deemed to be given and received on that day and, in any other case, be deemed to be given and received on the first Business Day following the day on which it is sent.
7.8    Governing Law and Submission to Jurisdiction
7.8.1    All matters arising out of or relating to this Agreement are governed by and construed in accordance with the Laws of the Province of British Columbia and the federal Laws of Canada applicable therein. Any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby will be instituted in the courts of the Province of British Columbia, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such action or proceeding.
7.9    Rules of Construction
7.9.1    The Parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rule of construction providing that ambiguities in any agreement or other document shall be construed against the Party drafting such agreement or other document.
7.10    Counterparts
7.10.1    This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
7.11    Public Announcements; Non-Disparagement
7.11.1    Each Party shall provide the other Parties with a reasonable opportunity to review the first press release or other public statement (“Public Announcements”) with respect to the announcement of the transactions contemplated by this Agreement prior to issuing a Public Announcement, except to the extent prohibited by applicable Law. Any such Public Announcements will not include any statements or details of the financial performance of the Corporation.
7.11.2    For a period of two (2) years after the date of this Agreement, none of the Parties or their Affiliates will, directly or indirectly, engage in any public conduct or make any public statement, that intentionally disparages, criticizes or is injurious to the reputation of the other Parties or any of their respective Affiliates or any of their shareholders, partners, members, investors or representatives. Notwithstanding the foregoing, nothing in the foregoing sentence shall prevent the Parties or their Affiliates or representatives from responding accurately and fully to any question, inquiry or request for information, or providing or disclosing any information, in each case, when required by applicable law or legal process.
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IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first written above.

NEWELL CAPITAL CORPORATION Per: /s/ John Newell Authorized Signatory
NEWELL BROTHERS INVESTMENT 2 CORP. Per: /s/ John Newell Authorized Signatory WINDSET HOLDINGS 2010 LTD. Per: /s/ John Newell Authorized Signatory
CURATION FOODS, INC. Per: /s/ John Morberg Authorized Signatory
LANDEC CORPORATION Per: /s/ John Morberg Authorized Signatory

[Signature page to Share Purchase Agreement]